                                                                   EXHIBIT 99.1

MAY NEWS


THE MAY DEPARTMENT STORES COMPANY ANNOUNCES
FOURTH QUARTER EARNINGS INCREASE, $500 MILLION SHARE
REPURCHASE, AND $200 MILLION DEBT REDEMPTION;
INCREASES DIVIDEND TO 97 CENTS PER SHARE

     ST. LOUIS, Feb. 12, 2004 - The May Department Stores Company (NYSE: MAY) today announced increased earnings per share, net earnings and net sales for the 2003 fourth quarter, which ended Jan. 31, 2004.
     Fourth quarter 2003 earnings per share were $1.38, compared with earnings per share of $1.26 in 2002. Earnings were $425 million versus $387 million a year ago. Earnings for the fourth quarter of 2003 include store divestiture costs of $4 million, or 1 cent per share. Excluding these costs, 2003 fourth quarter earnings were $427 million, or $1.39 per share. Fourth quarter 2002 earnings were $391 million, or $1.28 per share, excluding division combination charges of $6 million, or 2 cents per share. Fourth quarter 2002 earnings also include a tax credit of 8 cents per share.
     Net sales for the 2003 fourth quarter were $4.49 billion, a 2.7% increase, compared with $4.37 billion in the similar period last year. Store-for-store sales increased 0.8% for the quarter.
     "I am pleased our associates achieved these sales and earnings increases in the fourth quarter," said Gene S. Kahn, May's chairman and chief executive officer. "I am hopeful the economy will continue to strengthen and that this sales momentum will extend through the year."
     Diluted earnings per share for fiscal 2003 were $1.41, compared with $1.76 in fiscal 2002. These amounts include tax credits of 10 cents in 2003 and 8 cents in 2002. Earnings were $434 million, compared with $542 million in the prior year. Earnings for 2003 include store divestiture costs of $328 million, or 67 cents per share. Excluding these costs, 2003 earnings were $641 million, or $2.08 per share. Earnings for 2002 were $618 million, or $2.00 per share, excluding division combination costs of $114 million, or 24 cents per share.
     Net sales for fiscal 2003 were $13.34 billion, a 1.1% decrease, compared with $13.49 billion in fiscal 2002. Store-for-store sales decreased 2.8% for the year.

Stock Repurchase, Debt Redemption, and Dividend Increase

     May's board of directors approved a special repurchase of up to $500 million of May common stock. The board also approved continuation of the company's ongoing common stock repurchase program in connection with the company's employee benefit plans. The company expects to make the stock repurchases through open-market transactions based on market conditions.

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     In addition, the company intends to redeem $200 million of 8-3/8%
debentures due in 2024. Both the stock repurchases and the debt redemption will be accomplished with internally generated funds. The company does not expect to issue any long-term debt during 2004.
     The board also approved an increase in the annual dividend rate to 97 cents per share from 96 cents per share. The board declared a quarterly dividend of 24-1/4 cents per share, payable March 15, 2004, to shareowners of record as of March 1, 2004. This is the 29th consecutive year of dividend increases and represents 93 years of uninterrupted cash dividends.

Fiscal 2003 Highlights

     Mr. Kahn noted the following achievements in 2003:
     - Our operating cash flow was $1.7 billion, one of the strongest in the retail industry. This strength enables us to make acquisitions, build new stores, remodel and expand existing stores, repurchase stock, and reduce debt.
     - We opened 10 new department stores in 2003: three Foley's stores, three Kaufmann's stores, and one store each for Famous-Barr, Filene's, Hecht's, and Meier & Frank. The new stores added 1.7 million square feet of retail space.
     - We plan to open nine department stores in 2004: two Foley's stores, two Hecht's stores, and one store each for Filene's, Lord & Taylor, Meier & Frank, Robinsons-May, and The Jones Store. Six stores will be built as anchors in traditional malls, while three will be located in "off-mall" retail settings.
     - Improved fourth quarter results were achieved by delivering greater value with the right product and assortments, teamed with our Superior Value merchandise programs and a strengthened multi-media sales promotion effort. Newness, fashion, and fun - priced right - fueled sales. We enhanced the value in our assortments, while growing higher price-point segments of the business across the store. Upscale fragrances, prestige skin care products, status handbags, cashmere sweaters, and designer dress shirts were among the strong performers.
       The customer responded to an enhanced selection of non-apparel gifts; new merchandise categories such as Apple iPods, DVD players, and home decor items; and newly added resources such as Izod ladies' sportswear, exclusively ours, and Ecko Red and Rocawear in juniors.
     - We continued repositioning Lord & Taylor during the year to increase its distinctiveness, returning this franchise to its strength as an upscale retailer. Repositioning initiatives included improved selections of distinctive merchandise with style as well as broader appeal; enhanced store design and a more modern, inviting shopping environment; and more sophisticated marketing and advertising.
     - We stepped up our initiatives to pursue the younger customer while still serving the needs of our core customer - the baby boomer. We also focused on merchandise for casual, relaxed lifestyles, but remain committed to tailored and dress-up assortments as well. We pursued the modern and more fashionable elements of the business with greater intensity, and began working diligently to provide more distinctive and exclusive product offerings.

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     - We also made strong inroads in our fashion-right proprietary brands.
This merchandise - with its superior price-to-value relationship - continued to be well-received in 2003. These high-quality, exclusive products attracted a broader customer base to our department stores and differentiated our offerings from the competition. Our goal is to grow our proprietary merchandise to 20% of total sales within five years.
     - Our Bridal Group continued to expand its national presence by acquiring 225 tuxedo stores, including 125 Gingiss Formalwear and Gary's Tux Shop stores, 64 Desmonds Formalwear stores, and 25 Modern Tuxedo stores. In addition, we opened 30 David's Bridal stores and 10 After Hours stores in 2003. We plan to open 30 David's Bridal stores, 20 After Hours stores, and two Priscilla of Boston stores in 2004.

     Also during the year, we continued to take steps, including the adjusting of the workforce in our department stores, to help keep our store expenses aligned with sales.
     At the end of fiscal 2003, The May Department Stores Company operated 444 department stores under the names of Lord & Taylor, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 210 David's Bridal stores, 460 After Hours Formalwear stores, and 10 Priscilla of Boston stores in its Bridal Group. May operates in 46 states, the District of Columbia, and Puerto Rico.

                                     #  #  #

The company discloses earnings and earnings per share on both a GAAP basis and excluding restructuring costs because it believes these are important metrics and are presented to enhance comparability between years. These metrics are used internally to evaluate results from operations.

This release also contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, and our ability to hire and retain qualified associates. Because of these factors, actual performance could differ materially from that described in forward-looking statements.


             CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS

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
                       THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                          CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                        (Unaudited)

                                            52 Weeks Ended                           13 Weeks Ended
                                  Jan. 31, 2004        Feb. 1, 2003        Jan. 31, 2004        Feb. 1, 2003
                                              % to                 % to                 % to                % to
(millions, except per share)        $    Net Sales       $    Net Sales      $     Net Sales      $    Net Sales
Net sales                      $ 13,343             $ 13,491             $  4,494            $  4,373

Cost of sales:
  Recurring                       9,372   70.3%        9,440   70.0%        3,006   66.9%       2,947   67.4%
  Restructuring markdowns             6    0.0            23    0.2             5    0.1            -    0.0

Selling, general, and
   administrative expenses        2,686   20.1         2,772   20.5           731   16.2          766   17.5
Restructuring costs                 322    2.4            91    0.7            (1)   0.0            6    0.2
Interest expense, net               318    2.4           345    2.5            80    1.8           80    1.8

Earnings before
   income taxes                     639    4.8           820    6.1           673   15.0          574   13.1

Provision for
   income taxes                     205   32.1*          278   33.9*          248   37.0*         187   32.6*

Net earnings                   $    434    3.3%     $    542    4.0%     $    425    9.4%    $    387    8.9%

Diluted earnings
   per share**                 $   1.41             $   1.76             $   1.38            $   1.26

Excluding restructuring
  costs:
  Net earnings                 $    641    4.8%     $    618    4.6%     $    427    9.5%   $     391    9.0%
  Diluted earnings per share** $   2.08             $   2.00             $   1.39           $    1.28

Dividends paid
   per common share            $   0.96             $   0.95             $   0.24            $   0.23-3/4

Diluted average shares
   and equivalents                307.0                307.9                307.0               306.2

*  Percent represents effective income tax rate.
** Based on earnings available for common shareowners.  See notes to financial information.

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                        Net Sales - Percent Increase/(Decrease) From Prior Year

Net sales include merchandise sales and lease department income. Store-for-store sales compare sales of stores open during both years beginning the first day a new store has prior year sales and excludes sales of stores closed during both periods.

                    52 Weeks Ended            13 Weeks Ended
                     Jan. 31, 2004             Jan. 31, 2004
                            Store-For-                Store-For-
                    Total     Store           Total     Store
                    (1.1)%    (2.8)%           2.7%      0.8%

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
                  THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED BALANCE SHEETS
                     (Unaudited and Subject to Reclassification)
(millions)

                                 Jan 31,   Feb. 1,   LIABILITIES AND              Jan. 31,    Feb. 1,
ASSETS                             2004      2003    SHAREOWNERS' EQUITY             2004       2003
Cash and cash equivalents      $    564  $     55    Notes payable               $      -   $    150
Accounts receivable, net          1,715     1,741    Current maturities of
Merchandise inventories           2,737     2,857     long-term debt                  239   $    139
Other current assets                 69        82    Accounts payable and
Total Current Assets              5,085     4,735     accrued expenses              2,388      2,260
                                                     Total Current Liabilities      2,627      2,549
Property and equipment, net       5,149     5,466
Goodwill and other intangibles    1,672     1,617    Long-term debt                 3,797      4,035
Other assets                        133       131    Deferred income taxes            773        710
                                                     Other liabilities                507        507
                                                     ESOP preference shares           235        265
                                                     Unearned compensation            (91)      (152)
                                                     Shareowners' equity            4,191      4,035

                                                     Total Liabilities and
Total Assets                   $ 12,039  $ 11,949     Shareowners' Equity        $ 12,039  $  11,949


                  THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                     (Unaudited and Subject to Reclassification)

(millions)                                         52 Weeks Ended
                                                 Jan. 31,     Feb. 1,
                                                    2004        2003
Operating activities:
   Net earnings                                $     434    $    542
   Depreciation and amortization                     564         557
   Store divestiture asset impairments               317           -
   Decrease in working capital and other             371         361
Total operating activities                         1,686       1,460

Investing activities:
   Net additions to property and equipment,
      and business combinations                     (630)       (790)
Total investing activities                          (630)       (790)

Financing activities:
   Net issuances (payments) of notes payable
      and long-term debt                            (228)       (362)
   Net (purchases) issuances of common stock         (26)        (14)
   Dividend payments                                (293)       (291)
Total financing activities                          (547)       (667)

Increase in cash and cash equivalents                509           3

Cash and cash equivalents, beginning of year          55          52

Cash and cash equivalents, end of year         $     564    $     55

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                 THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION


Cost of Sales

For the 52 weeks ended Jan. 31, 2004, recurring cost of sales as a percent of net sales increased 0.3% because of a 0.3% increase in occupancy costs. For the 13 weeks ended Jan. 31, 2004, recurring cost of sales as a percent of net sales decreased 0.5% because of a 0.3% decrease in occupancy costs and a 0.2% decrease in the cost of merchandise.

In 2003, restructuring markdowns of $6 million were incurred on inventory liquidation sales as stores to be divested were closed. Restructuring markdowns of $23 million were incurred in 2002 related to division combinations to conform merchandise assortments and synchronize pricing and promotional strategies.

Selling, General, and Administrative Expenses (SG&A)

The decrease in SG&A expenses as a percent of net sales from 20.5% in 2002 to 20.1% in 2003 is due to a 0.3% decrease in payroll, a 0.3% decrease in credit costs, and a 0.2% decrease in advertising costs, offset by a 0.4% increase in pension and other costs. The decrease in SG&A expenses as a percent of net sales from 17.5% in the fourth quarter of 2002 to 16.2% in the fourth quarter of 2003 is due to a 0.5% decrease in payroll, a 0.3% decrease in advertising costs, a 0.3% decrease in credit expense, and a 0.4% decrease in other expenses, offset by a 0.2% increase in pension costs.

Restructuring Costs

Store Divestitures - In the second quarter of 2003, the company announced its intention to divest 34 underperforming department stores These divestitures will result in total estimated charges of approximately $380 million, consisting of asset impairments of $317 million, inventory liquidation losses of $25 million, severance benefits of $23 million, and other charges of approximately $15 million. Approximately $50 million of the $380 million represents the cash cost of the store divestitures, not including the benefit from future tax credits.
Of the $380 million of expected total charges, $4 million was recognized in the fourth quarter of 2003 and $328 million was recognized in fiscal 2003. Asset impairment charges were recorded to reduce store assets to their estimated fair value due to the shorter period over which they will be used. Estimated fair values were based on estimated market values for similar assets. The company will continue to fulfill its obligations under existing agreements to operate each store until satisfactory arrangements are negotiated for divestiture. For certain stores, this process may take three or more years to complete. Through the end of the 2003 fourth quarter, nine stores have been closed. Severance benefits of $6 million for approximately 900 associates and inventory liquidation and other costs of $5 million have been incurred to date. Remaining amounts will be recognized as each store is divested.

Division Combination Costs - In 2002, restructuring charges of $114 million were recognized, of which $102 million resulted from the Filene's/Kaufmann's and Robinsons-May/Meier & Frank division combinations and $12 million resulted from the closure of the Arizona Credit Center and realignment of the company's data centers. Of the total charges, $6 million was recognized in the fourth quarter of 2002. As of Jan. 31, 2004, severance benefits of $2 million are payable to former associates whose jobs were eliminated in these combinations. All severance will be paid by the end of 2004.

Income Taxes

The effective tax rate for 2003 was 32.1%, compared with 33.9% in 2002. The 2003 and 2002 effective tax rates include the effect of income tax credits recorded upon the resolution of various federal and state tax issues: $31 million in the first quarter of 2003 and $25 million in the fourth quarter of 2002. Excluding the tax credits, the 2003 and 2002 effective tax rates were 37.0%.

Interest Expense

For the 52 weeks ended Jan. 31, 2004, the interest expense decrease of $27 million was due to favorable interest on long-term debt and a $10 million decrease in redemption costs, offset by a $7 million decrease in the amount of capitalized interest.

Impact of New Accounting

In May 2003, FASB issued SFAS No. 150, "Accounting for
Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards that require companies to classify certain financial instruments as liabilities that were previously classified as equity. The company did not reclassify any financial instruments as a result of adopting SFAS No. 150.

Reclassifications

Certain prior-year amounts have been reclassified to conform with the current-year presentation.

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                                        7

                  THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                               FINANCIAL HIGHLIGHTS

(millions, except per share)           2003*      2002**     2001       2000       1999       1998
Net sales                          $ 13,343   $ 13,491   $ 13,883   $ 14,210   $ 13,562   $ 12,792

Operating earnings                 $    957   $  1,165   $  1,493   $  1,747   $  1,810   $  1,673

   Memo: LIFO credit included
    in operating earnings                 -          -        (30)       (29)       (30)       (28)

Percent of sales                        7.2 %      8.6 %     10.8 %     12.3 %     13.3 %     13.1 %

   Memo: LIFO credit                    0.0 %      0.0 %     (0.2)%     (0.2)%     (0.2)%     (0.2)%

Interest expense, net                  (318)      (345)      (354)      (345)      (287)      (278)

Earnings before income taxes            639        820      1,139      1,402      1,523      1,395

Provision for income taxes             (205)      (278)      (436)      (544)      (596)      (546)

Net earnings                       $    434   $    542   $    703   $    858   $    927   $    849

Diluted earnings per share         $   1.41   $   1.76   $   2.21   $   2.62   $   2.60   $   2.30

Net earnings as a percent of sales      3.3 %      4.0 %      5.1 %      6.0 %      6.8 %      6.6 %

Return on beginning net assets          9.7 %     11.8 %     15.5 %     19.5 %     20.7 %     19.8 %

Return on shareowners'
  beginning equity                     10.7 %     14.1 %     18.2 %     21.0 %     24.1 %     22.2 %

Dividends paid per common share    $   0.96   $   0.95   $   0.94   $   0.93   $   0.89   $   0.85

Annual dividend rate per common
  share effective March 15,        $   0.97



All years are 52-week fiscal years except 2000, which included 53 weeks

* Amounts include restructuring costs for store divestitures of $328 million ($207 million after-tax), or $0.67 per share.
**Amounts include restructuring costs for division combinations of $114 million ($76 million after-tax), or $0.24 per share.

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